Exhibit 10.4

Settlement and Release Agreement

This Settlement and Release Agreement (“Agreement”), effective as of this 6th day of February 2013, by and between T Squared Investments, LLC (“TSI”), and Hedgebrook, a Nevada corporation (“Company”), is made with respect to the following facts:

RECITALS

A. On July 8, 2008, TSI loaned to Company One Hundred Thousand ($100,000) Dollars which loan provided for the payment of interest at the rate of 6% per annum and provided for the right of TSI to convert principal and interest at a conversion price of fifty cents ($.50) per share (the “Note”); and

B. The Note was amended on July 16, 2009 to extend the maturity date, establish the principal amount at One Hundred Six Thousand ($106,000) Dollars and to revise the conversion price.

C. On November 3, 2010, Company, TSI and Longview Advisors, LLC (“Longview”) agreed to further modify the Note to, among other things, revise the conversion price, to establish the principal amount at One Hundred Fourteen Thousand Seven Hundred ($114,700) Dollars and to provide the right of TSI to assign the Note to Longview, which assignment never occurred.

D. Company and TSI intend to fully settle any claims of any type, whether known or unknown, arising prior to the date hereof relating to the Note and to execute and deliver this Agreement in connection with such settlement.

All references herein to the Note herein are to the Note as amended and modified as set forth in these Recitals.

AGREEMENT

In consideration of the representations and warranties made herein, the covenants undertaken and the releases contained in this Agreement and other good and valuable consideration, Company and TSI agree as follows:

1. Company and TSI agree to cancel the Note in exchange for the immediate payment by Company to TSI of $25,000 and an additional payment of $15,000 on the first anniversary date of this Agreement.

2. TSI shall contemporaneously herewith deliver to Company the Note for cancellation.

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Except for those obligations created by or arising out of this Agreement, TSI hereby convenants not to sue and fully discharges and releases Company, its directors, officers, agents, attorneys, employees, stockholders and each of them, (“Company Releasees”) with respect to and from any and all claims, demands, rights, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which it now owns or holds or it has at any time heretofore owned or held as against said Company Releasees, arising out of or in any way connected with the transactions described in the Recitals hereto.

3. Except as to Company’s rights under this Agreement, Company covenants not to sue and hereby fully discharges and releases TSI, its directors, officers, agents stockholders, and each of them (the “TSI Releasees”) with respect to and from any and all claims, damages, rights, agreement contracts, suits, causes of action, obligations actions, judgments, obligations, actions of every nature, at law or in equity, whether now known or unknown, suspected or unsuspected, which Company now holds or owns or it has at any time heretofore owned or held as against the TSI Releasees, ever had, or may have, arising out of or in any way connected to the transaction described in the Recitals hereto.

4. It is the intention of the parties in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Company and TSI hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASES, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

TSI and Company acknowledges that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Company and TSI hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Company and TSI acknolwege that they understand the significance and consequences of such release and such specific waiver of SECTION 1542.

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5. TSI and Company warrant and represent that they have not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Company and TSI shall defend, indemnify and hold each other harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. TSI specially warrants that it has never transferred the Note or any interest therein to Longview, or to any other party.

6. This instrument constitutes and contains the entire agreement and understanding concerning the Note and the other subject matters addressed herein between the parties. This Agreement may be modified only by a writing signed by the parties.

7. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

8. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

9. This Agreement may be executed in counterparts.

10. Any dispute or controversy between TSI, on the one hand, and Company, on the other hand, in any way arising out of, related to, or connected with this Agreement, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code §§ 1282-1284.2. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys’ fees.

11. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(signatures on following page)

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EXECUTED as of this 05 day of February 2013.

T SQUARED INVESTMENTS, LLC By: /s/ Mark Jensen

HEDGEBROOK By: /s/ William Patridge

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